Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

Englewood, CO - November 10, 2014 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) (OTCMKTS: ASCMB) has reported results for the three and nine months ended September 30, 2014. Ascent is a holding company that owns Monitronics International, Inc. (“Monitronics”), one of the nation’s largest and fastest-growing home security alarm monitoring companies.

Headquartered in Dallas, Texas, Monitronics provides security alarm monitoring services to more than 1 million residential and commercial customers. Monitronics’ long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights1:

•	Ascent’s net revenue for the three and nine months ended September 30, 2014 increased 17.4% and 26.8%, respectively

•	Ascent’s Adjusted EBITDA[2] for the three and nine months ended September 30, 2014 increased 17.1% and 21.5%, respectively

•	Monitronics’ Adjusted EBITDA[3] for the three and nine months ended September 30, 2014 increased 17.4% and 24.5%

◦	Average RMR per subscriber[4] as of September 30, 2014 increased 1.6% to $41.36

•	Ascent announced the Board of Directors’ authorization of an increase of $25 million to its stock repurchase program

Ascent Chairman and Chief Executive Officer Bill Fitzgerald stated, “We continue to execute well against our long-term business strategy and continue to deliver solid financial and operational results. The predictable and stable nature of the Monitronics business model within this rapidly developing industry sector serves to offer expansive opportunities for growth, while the main tenets that attracted us to this investment remain sound, including strong free cash flow generation. We remain very bullish on the long-term outlook for continued profitable growth of our core operations.

“Additionally, we continue to exercise a disciplined approach to capital allocation. The authorization to repurchase an additional $25 million in stock underscores our confidence in the long-term growth prospects of the business and our commitment to continued shareholder value creation.”

Mike Haislip, President and Chief Executive Officer of Monitronics, said, “Monitronics delivered solid growth in revenue and Adjusted EBITDA in the quarter. Our accounts acquired in the quarter were up 17.5 percent year-over-year, and we continued to see strong demand for our home automation offerings. Attrition was flat with the year ago period and increased modestly quarter-over-quarter. Moving forward, we are focused on identifying additional growth opportunities in the form of bulk account purchases and the continued recruitment of new dealers.”

________________________________________________________________
1 Comparisons are year-over-year unless otherwise specified.
2 For a definition of Adjusted EBITDA and applicable reconciliations, see the Appendix to this release. Ascent's net loss for the three and nine months ended September 30, 2014 totaled $11.1 million and $31.1 million, respectively.
3 Monitronics' net loss for the three and nine month periods totaled $8.3 million and $24.7 million, respectively.
4 Calculated as the average recurring monthly revenue per subscriber.

Three and Nine Months Ended September 30, 2014

Ascent Capital Group, Inc.

For the three months ended September 30, 2014, Ascent reported net revenue of $136.0 million, an increase of 17.4% compared to $115.8 million for the three months ended September 30, 2013. For the nine months ended September 30, 2014, net revenue increased 26.8% to $403.6 million. The increase in net revenue for the three and nine month time periods is predominately attributable to increases in Monitronics’ subscriber accounts and average RMR per subscriber, which were both driven primarily by the August 16, 2013 acquisition of Security Networks.

Ascent’s total cost of services for the three and nine months ended September 30, 2014 increased 23.2% and 37.2% to $24.8 million and $69.9 million, respectively. This increase is primarily attributable to Monitronics' subscriber growth over the last twelve months, as well as increases in the number of HomeTouch customers and service costs, as described in more detail below.

Selling, general & administrative ("SG&A") costs increased 2.0% to $24.3 million for the three months ended September 30, 2014 and increased 19.2% to $77.6 million for the first nine months of 2014. The increase is a result of higher Monitronics SG&A costs, which are attributable to subscriber growth over the last twelve months, and for the nine month period redundant staffing in Dallas in advance of the transition of Security Networks operations from Florida to Texas and integration costs related to the acquisition of Security Networks.

Ascent’s Adjusted EBITDA increased 17.1% to $88.6 million during the quarter and 21.5% to $265.1 million for the nine months ended September 30, 2014. This increase is primarily due to revenue and subscriber growth at Monitronics.

Ascent reported net losses from continuing operations for the three and nine months ended September 30, 2014 of $11.0 million and $30.9 million, compared to net losses of $7.7 million and $5.1 million in the same periods in 2013.

Monitronics International, Inc.

For the three months ended September 30, 2014, Monitronics reported net revenue of $136.0 million, an increase of 17.4% compared to $115.8 million for the three months ended September 30, 2013. For the nine months ended September 30, 2014, net revenue increased 26.8% to $403.6 million. The increase in net revenue is attributable to the growth in the number of subscriber accounts and the increase in average RMR per subscriber to $41.36. The growth in subscriber accounts reflects the acquisition of over 200,000 accounts from Security Networks in August 2013 and the acquisition of over 150,000 accounts through Monitronics’ authorized dealer program subsequent to September 30, 2013. Net revenue for the three and nine months ended September 30, 2013 also reflects the negative impact of an approximate $2,500,000 fair value adjustment that reduced deferred revenue acquired in the Security Networks Acquisition.

Monitronics’ total cost of services for the three and nine months ended September 30, 2014 increased 23.2% to $24.8 million and 37.2% to $69.9 million, respectively. The increase is primarily attributable to subscriber growth as explained above, as well as increases in the number of HomeTouch customers and service costs. HomeTouch services include home automation services monitored across the cellular network.

Monitronics’ SG&A costs increased 3.0% to $20.6 million for the three months ended September 30, 2014 and increased 23.5% to $66.7 million for the first nine months of 2014. The increases are attributable to subscriber growth over the last twelve months. In addition, for the nine months ended September 30, 2014, the Company incurred redundant staffing and operating costs at Monitronics’ Dallas headquarters in advance of transitioning Security Networks’ operations from Florida to Texas, which was completed in April 2014. Professional fees incurred in relation to the transition effort totaled $2.2 million for the nine months ended September 30, 2014, as compared to $535,000 for the corresponding year ago period.

Monitronics’ Adjusted EBITDA for the three months ended September 30, 2014 was $91.1 million, an increase of 17.4% over the three months ended September 30, 2014. For the nine months ended September 30, 2014, Monitronics’

Adjusted EBITDA increased 24.5% to $270.7 million. The increase is primarily due to revenue growth. Monitronics’ Adjusted EBITDA as a percentage of revenue was unchanged at 67.0% in the third quarter of 2014, compared to the year ago period. Monitronics’ Adjusted EBITDA as a percentage of revenue for the nine months ended September 30, 2014 was 67.1%, compared to 68.3% for the prior year period.

Monitronics reported a net loss for the three months ended September 30, 2014 of $8.3 million compared to $4.5 million in the prior year period. Monitronics reported a net loss for the nine months ended September 30, 2014 of $24.7 million compared to $2.5 million in the prior year period.

The table below presents subscriber data for the twelve months ended September 30, 2014 and 2013:

	Twelve Months Ended September 30,
	2014		2013
Beginning balance of accounts	1,041,740		717,488
Accounts acquired	155,568		437,860
Accounts canceled	(132,153)		(106,859)
Canceled accounts guaranteed by dealer and acquisition adjustments (a)	(8,014)	(b)	(6,749)	(c)
Ending balance of accounts	1,057,141		1,041,740
Monthly weighted average accounts	1,049,454		847,673
Attrition rate	(12.6)%		(12.6)%

(a)	Includes canceled accounts that are contractually guaranteed to be refunded from holdback.

(b)
Includes a net increase of 1,385 subscriber accounts related to the Security Networks Acquisition. These acquisition adjustments include a favorable adjustment of 1,503 accounts associated with multi-site subscribers that were considered single accounts prior to the completion of the Security Networks integration in April 2014. The favorable adjustment was partially offset by 118 subscriber accounts that were proactively canceled in October 2013 because they were active with both Monitronics and Security Networks.

(c)	Includes 1,946 subscriber accounts that were proactively canceled during the third quarter of 2013 because they were active with both Monitronics and Security Networks.

Monitronics’ trailing twelve months attrition for the period September 30, 2014 was unchanged at 12.6%, compared to the year ago period.

Ascent Liquidity and Capital Resources

At September 30, 2014, on a consolidated basis, Ascent had $182.1 million of cash, cash equivalents and marketable securities. A portion of these assets may be used to decrease debt obligations or fund stock repurchases, strategic acquisitions or investment opportunities. Of this amount, $26.7 million was used to pay our semi-annual Senior Notes interest payment on October 1, 2014.

During the nine months ended September 30, 2014, Monitronics used cash of $202.4 million to fund subscriber account acquisitions, net of holdback and guarantee obligations.

At September 30, 2014, the existing long-term debt principal balance of $1.7 billion includes Monitronics' Senior Notes, Credit Facility and Credit Facility revolver and Ascent's Convertible Notes. The Convertible Notes have an outstanding principle balance of $103.5 million as of September 30, 2014 and mature on July 15, 2020. Monitronics' Senior Notes have an outstanding principal balance of $585.0 million as of September 30, 2014 and mature on April 1, 2020. The Credit Facility term loans have an outstanding principal balance of $900.6 million as of September 30, 2014 and require principal payments of approximately $2.3 million per quarter with the remaining outstanding balance becoming due on March 23, 2018. The $225 million Credit Facility revolver has an outstanding balance of $77.1 million as of September 30, 2014 and becomes due on December 22, 2017.

On November 10, 2014, Ascent announced the Board of Directors’ authorization of an increase of $25 million to its stock repurchase program, which combined with the remaining availability under Ascent’s existing stock repurchase program will enable Ascent to purchase up to an aggregate of $28.15 million of its Series A Common Stock. Ascent may also purchase shares of Series B Common Stock under its increased program. Ascent may acquire from time to time its common stock through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions. The program may be suspended or discontinued at any time.

Conference Call

Ascent will host a conference call today, November 10, 2014, at 5:00 p.m. ET. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 23254330. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through January 10, 2015 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 23254330.

This call will also be available as a live webcast which can be accessed at Ascent's Investor Relations Website at http://ir.ascentcapitalgroupinc.com/index.cfm.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, acquisition opportunities, market potential, consumer demand for interactive and home automation services, benefits from the integration of Security Networks' operations, future financial prospects, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent, our ability to capitalize on acquisition opportunities, general market and economic conditions (including those conducive to stock repurchases), and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent's business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ:ASCMA) (OTCMKTS: ASCMB) is a holding company that owns 100 percent of its operating subsidiary, Monitronics International Inc. and certain former subsidiaries of Ascent Media Group, LLC. Monitronics International, headquartered in Dallas, TX, is one of the nation's largest, fastest-growing home security alarm monitoring companies, providing security alarm monitoring services to more than 1,000,000 residential and commercial customers in the United States, Canada and Puerto Rico through its network of nationwide, independent Authorized Dealers. For more information, see http://ascentcapitalgroupinc.com/.

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Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
Amounts in thousands, except share amounts
(unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$50,594	$44,701
Restricted cash	91	40
Marketable securities, at fair value	131,531	129,496
Trade receivables, net of allowance for doubtful accounts of $2,026 in 2014 and $1,937 in 2013	13,916	13,019
Deferred income tax assets, net	7,128	7,128
Income taxes receivable	—	7
Prepaid and other current assets	6,863	8,400
Assets held for sale	18,935	1,231
Total current assets	229,058	204,022
Property and equipment, net of accumulated depreciation of $29,537 in 2014 and $35,528 in 2013	35,700	56,528
Subscriber accounts, net of accumulated amortization of $677,889 in 2014 and $503,497 in 2013	1,366,250	1,340,954
Dealer network and other intangible assets, net of accumulated amortization of $49,132 in 2014 and $34,297 in 2013	49,800	64,635
Goodwill	527,502	527,502
Other assets, net	28,859	32,152
Total assets	$2,237,169	$2,225,793
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,871	$7,096
Accrued payroll and related liabilities	5,515	3,602
Other accrued liabilities	42,526	34,431
Deferred revenue	14,719	14,379
Holdback liability	18,502	19,758
Current portion of long-term debt	9,166	9,166
Liabilities of discontinued operations	6,354	7,136
Total current liabilities	103,653	95,568
Non-current liabilities:
Long-term debt	1,626,079	1,572,098
Long-term holdback liability	6,239	6,698
Derivative financial instruments	3,330	2,013
Deferred income tax liability, net	19,441	16,851
Other liabilities	15,311	17,808
Total liabilities	1,774,053	1,711,036
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $0.01 par value. Authorized 45,000,000 shares; issued and outstanding 13,396,391 and 13,672,674 shares at September 30, 2014 and December 31, 2013, respectively	134	137
Series B common stock, $0.01 par value. Authorized 5,000,000 shares; issued and outstanding 384,212 shares both at September 30, 2014 and December 31, 2013	4	4
Series C common stock, $0.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,452,944	1,470,056
Accumulated deficit	(988,314)	(957,179)
Accumulated other comprehensive income (loss), net	(1,652)	1,739
Total stockholders’ equity	463,116	514,757
Total liabilities and stockholders’ equity	$2,237,169	$2,225,793

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
Amounts in thousands, except per share amounts
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net revenue	$136,027	115,844	$403,587	318,275
Operating expenses:
Cost of services	24,835	20,155	69,907	50,951
Selling, general, and administrative, including stock-based compensation	24,336	23,870	77,609	65,116
Amortization of subscriber accounts, dealer network and other intangible assets	64,341	55,746	189,382	146,059
Depreciation	2,525	2,305	7,851	6,360
Restructuring charges	51	402	969	402
Gain on disposal of operating assets, net	—	(17)	(69)	(5,473)
	116,088	102,461	345,649	263,415
Operating income	19,939	13,383	57,938	54,860
Other income (expense), net:
Interest income	822	909	2,542	2,816
Interest expense	(29,894)	(26,022)	(87,761)	(66,650)
Other income (expense), net	(10)	504	1,607	1,962
	(29,082)	(24,609)	(83,612)	(61,872)
Loss from continuing operations before income taxes	(9,143)	(11,226)	(25,674)	(7,012)
Income tax benefit (expense) from continuing operations	(1,849)	3,571	(5,207)	1,883
Net loss from continuing operations	(10,992)	(7,655)	(30,881)	(5,129)
Discontinued operations:
Earnings (loss) from discontinued operations	(133)	(83)	(254)	256
Income tax expense from discontinued operations	—	—	—	(40)
Earnings (loss) from discontinued operations, net of income tax	(133)	(83)	(254)	216
Net loss	(11,125)	(7,738)	(31,135)	(4,913)
Other comprehensive income (loss):
Foreign currency translation adjustments	(305)	351	(107)	(17)
Unrealized holding losses on marketable securities, net	(1,646)	(1,024)	(1,500)	(3,176)
Unrealized gain (loss) on derivative contracts, net	4,355	(4,526)	(1,784)	7,404
Total other comprehensive income (loss), net of tax	2,404	(5,199)	(3,391)	4,211
Comprehensive loss	$(8,721)	(12,937)	$(34,526)	(702)

Basic and diluted earnings (loss) per share:
Continuing operations	$(0.81)	(0.54)	$(2.26)	(0.37)
Discontinued operations	(0.01)	(0.01)	(0.02)	0.02
Net loss	$(0.82)	(0.55)	$(2.28)	(0.35)

Weighted average Series A and Series B shares - basic and diluted	13,543,444	14,025,621	13,660,335	13,936,235
Total issued and outstanding Series A and Series B shares at period end			13,780,603	14,383,315

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Amounts in thousands
(unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(31,135)	(4,913)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss (earnings) from discontinued operations, net of income tax	254	(216)
Amortization of subscriber accounts, dealer network and other intangible assets	189,382	146,059
Depreciation	7,851	6,360
Stock-based compensation	5,141	5,535
Deferred income tax expense (benefit)	2,597	(4,092)
Gain on disposal of operating assets, net	(69)	(5,473)
Long-term debt amortization	3,255	1,263
Other non-cash activity, net	8,679	7,634
Changes in assets and liabilities:
Trade receivables	(6,657)	(6,394)
Prepaid expenses and other assets	1,612	2,617
Payables and other liabilities	8,294	21,549
Operating activities from discontinued operations, net	(1,036)	(278)
Net cash provided by operating activities	188,168	169,651
Cash flows from investing activities:
Capital expenditures	(5,035)	(6,314)
Cost of subscriber accounts acquired	(202,429)	(174,527)
Cash paid for acquisition, net of cash acquired	—	(479,795)
Purchases of marketable securities	(3,535)	(21,770)
Proceeds from sale of marketable securities	—	15,384
Increase in restricted cash	(51)	(40)
Proceeds from the disposal of operating assets	241	12,886
Other investing activities	(436)	—
Net cash used in investing activities	(211,245)	(654,176)
Cash flows from financing activities:
Proceeds from long-term debt	139,500	594,875
Payments on long-term debt	(88,774)	(90,456)
Payments of financing costs	—	(11,079)
Stock option exercises	719	10
Purchases and retirement of common stock	(22,475)	—
Bond hedge and warrant transactions, net	—	(6,107)
Other financing activities	—	(200)
Net cash provided by financing activities	28,970	487,043
Net increase in cash and cash equivalents	5,893	2,518
Cash and cash equivalents at beginning of period	44,701	78,422
Cash and cash equivalents at end of period	$50,594	80,940
Supplemental cash flow information:
State taxes paid, net	$2,644	2,350
Interest paid	67,314	49,324

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures such as revenue and “Adjusted EBITDA.”  Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), restructuring charges, stock-based compensation, and other non-cash or nonrecurring charges.   Ascent Capital believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the business’ ability to fund its ongoing acquisition of subscriber accounts, its capital expenditures and to service its debt.  In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.   Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which Monitronics’ covenants are calculated under the agreements governing their debt obligations.  Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs.  It is, however, a measurement that Ascent Capital believes is useful to investors in analyzing its operating performance.  Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure.  As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent Capital should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent's total Adjusted EBITDA to net loss from continuing operations for the periods indicated (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Total Adjusted EBITDA	$88,580	75,659	$265,070	218,183
Amortization of subscriber accounts, dealer network and other intangible assets	(64,341)	(55,746)	(189,382)	(146,059)
Depreciation	(2,525)	(2,305)	(7,851)	(6,360)
Stock-based compensation	(1,734)	(1,752)	(5,141)	(5,535)
Restructuring charges	(51)	(402)	(969)	(402)
Security Networks acquisition related costs	—	(1,032)	—	(2,470)
Security Networks integration related costs	—	(535)	(2,182)	(535)
Interest income	822	909	2,542	2,816
Interest expense	(29,894)	(26,022)	(87,761)	(66,650)
Income tax benefit (expense) from continuing operations	(1,849)	3,571	(5,207)	1,883
Net loss from continuing operations	$(10,992)	(7,655)	$(30,881)	(5,129)

The following table provides a reconciliation of Monitronics' total Adjusted EBITDA to net loss for the periods indicated (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Total Adjusted EBITDA	$91,138	77,649	$270,674	217,472
Amortization of subscriber accounts, dealer network and other intangible assets	(64,341)	(55,746)	(189,382)	(146,059)
Depreciation	(2,246)	(1,910)	(6,827)	(5,119)
Stock-based compensation	(511)	(361)	(1,407)	(1,125)
Restructuring charges	(51)	(402)	(969)	(402)
Security Networks acquisition related costs	—	(1,032)	—	(2,470)
Security Networks integration related costs	—	(535)	(2,182)	(535)
Interest expense	(30,422)	(25,732)	(89,404)	(66,325)
Income tax benefit (expense)	(1,899)	3,582	(5,211)	2,017
Net loss	$(8,332)	(4,487)	$(24,708)	(2,546)